EXHIBIT 5.1

Goodwin Procter LLP Counsellors at Law 3 Embarcadero Center, 24th Floor San Francisco, CA 94111	T: 415.733.6000 F: 415.677.9041 goodwinprocter.com

December 28, 2009

Arrowhead Research Corporation

201 South Lake Avenue

Pasadena, CA 91101

Re:    Securities Being Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 on or about December 28, 2009 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, relating to the registration by Arrowhead Research Corporation, a Delaware corporation (the “Company”) of the resale of up to 19,363,502 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), including 9,196,642 shares of Common Stock issuable upon exercise of Common Stock Warrants (the “Warrants”), as described in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

For purposes of the opinion expressed below, and without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Shares underlying the Warrants (the “Warrant Shares”), the total number of issued and outstanding shares of the Company’s Common Stock, together with the total number of shares of the Company’s Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Certificate of Incorporation, as amended and then in effect.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable; and that the Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP